CONSENT OF GEO. S. OLIVE & CO. LLC

We consent to the incorporation by reference into this Annual Report on Form 10-K of our report dated February 7, 1996 with respect to the consolidated financial statements of Central Newspapers, Inc. for the year ended December 31, 1995, included in the Central Newspapers, Inc. Annual Report to Shareholders and to the incorporation of such report by reference into (a) the Registration Statements on Form S-8 (File Numbers 33-37566, 33-40776 and 33-61397) and related Prospectus pertaining to the Central Newspapers, Inc. Stock
Compensation Plan (formerly Central Newspapers, Inc. Stock Option Plan) and (b) the Registration Statement on Form S-8 (File Number 33-33026) and related Prospectus pertaining to the Central Newspapers, Inc. Savings Plus Plan.


/s/ Geo. S. Olive & Co. LLC
----------------------------------
GEO. S. OLIVE & CO. LLC
Indianapolis, Indiana
March 22, 1996